Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Names
Rafael G. Garza to Board of Directors

DALLAS (February 29, 2016)-Atmos Energy Corporation (NYSE: ATO) said today that Rafael G. Garza has been elected to its board of directors. His election, effective March 1, 2016, will increase the board’s size to 13 directors. Garza will serve on the board’s Audit Committee and Nominating and Corporate Governance Committee.

Garza, 56, is co-founder and Managing Director of Bravo Equity Partners, a Fort Worth-based firm, which provides capital to middle-market companies in the U.S. and Mexico. Bravo Equity is involved in the financial services, retail, food and educational services sectors. Garza is also actively involved in various private companies, including Bravo Pizzas Houston and Career Educational Services and serves as a Director of Vantage Bancorp, Inc., a holding company for Vantage Bank Texas and First Texas BHC, Inc., a holding company for Southwest Bank.

“Rafael Garza has more than 25 years of experience in either managing or advising companies in a wide range of industries on corporate finance, investment, development and strategic matters,” said Robert W. Best, chairman of the board of Atmos Energy Corporation. “Our board of directors will greatly benefit from his broad experience and wise counsel in helping us guide Atmos Energy.”

Before founding Bravo Equity, Garza began his career as an auditor at Ernst & Young in 1982. In 1993, he began directing a team at Ernst & Young that specialized in corporate finance advisory and merger and acquisition services for client companies located primarily in the United States and Mexico. Garza also served as the director of Ernst & Young’s Corporate Finance Unit based in Mexico City, where he specialized in investment advisory services, including private debt and equity transactions, mergers and acquisitions, restructurings, privatizations, and strategic financial planning until 2000.

Garza earned a Bachelor of Business Administration degree in Accounting from Texas Christian University and currently serves on its Board of Trustees.

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country's largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

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